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                                                                Exhibit 10(r)(1)

                              THE DOCUMENT COMPANY
                                      XEROX

October 3, 2001

Mr. Barry D. Romeril
17 Thomas Place
Rowayton, CT  06853

Dear Barry,

This agreement sets forth the arrangements for your retirement from Xerox Corporation (together with its successors, the "Company"). This agreement supersedes the agreement between you and the Company dated June 13, 2001. This agreement, and the Company's undertakings and obligations hereunder, have been approved by the Executive Compensation and Benefits Committee of the Company's Board (the "ECBC").

Last day of active employment:     December 31, 2001

Compensation Continuance:          24 months from the last day of active
                                   employment, subject to earlier expiration to the extent provided in this agreement

Compensation Continuance Amount:   $101,250 per month, paid no less
                                   frequently than monthly

Retirement Date:                   The day following the day on which your
                                   Compensation Continuance expires

If you commence employment as an employee of, or consultant to, another firm or corporation (other than the Company or any of its affiliates) that is, as of the date of such commencement, (a) a direct competitor of the Company in any material business presently engaged in by Xerox Corporation or in which it is probable, as of the date of this letter, that Xerox Corporation will materially engage prior to December 31, 2003 or (b) such a competitor indirectly through a partnership, joint venture or other material business arrangement with, or as a material supplier or consultant to, such a direct competitor (any firm or corporation described in (a) or (b) being a "Competitor"), your Compensation Continuance will immediately expire. However, if the Company advises you in writing that in its reasonable

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judgment such other firm or corporation is not a Competitor, the remaining
Compensation Continuance will continue to be paid. In this connection, the Company will (x) advise you, promptly upon your request, whether any prospective employer you identify is a Competitor and (y) keep your request confidential.

The Company may also terminate the Compensation Continuance in the event that you (i) willfully violate your obligations under Sections 13, 14, 15 or 16 below (relating, respectively, to a release of claims, cooperation in litigation, confidential information and non-disparagement), (ii) willfully fail to resign as an officer and director of the Company promptly upon request in accordance with this agreement, (iii) solicit for employment, by any person or entity other than the Company or any of its affiliates, any individual (other than your present, or any former, secretary) who you know to be an employee of the Company or any of its affiliates or (iv) are convicted of, or enter a guilty plea with respect to, a crime that constitutes a felony, whether or not connected with the Company. In addition, your Compensation Continuance will automatically terminate in the event of your death.

If your Compensation Continuance expires early pursuant to either of the two immediately preceding paragraphs, then: your Retirement Date will (as provided above) be deemed to have occurred on the day following the day that your Compensation Continuance expires; certain benefits will accordingly (as provided in the following Sections of this agreement) either terminate or be reduced; and in the event that your Compensation Continuance expires early for any reason other than your death, all your then unvested stock options and unvested stock-based awards listed in 3A and 3B below will immediately expire and be forfeited and your benefits (if any) under the SERP (as defined below) will be determined based solely on compensation you receive through December 31, 2001.

1.   CONSULTING ARRANGEMENT

While you are receiving Compensation Continuance, you agree to provide up to 100 days of consulting services to the Company with regard to strategic, business development and financial matters, including without limitation consummation and implementation of third party financing arrangements of customer equipment purchases on a worldwide basis and debt restructuring (the "Services"). The Services will be provided at such times and places as may from time to time be reasonably requested by the Company. The Company will reimburse you for your documented, reasonable, out-of-pocket expenses in connection with the rendering of the Services, including without limitation reasonable travel expenses. No additional compensation will be provided to you for the Services.

2.   INCENTIVE STOCK RIGHTS AWARD

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You have been granted an award of 50,000 Incentive Stock Rights (ISRs) as of
September 26, 2001, as memorialized in a form of award agreement of which you have received a copy. This ISR award will fully vest no later than January 1, 2004 unless (i) your Compensation Continuance terminates prior to the expiration of its scheduled two-year period pursuant to the second or third paragraph of this agreement for a reason other than your death or (ii) you have willfully breached any material provision of this agreement prior to the vesting date; provided that, to the extent that the 1991 Long-Term Incentive Plan (the "LTIP") requires further action by the ECBC to fully implement the foregoing, such full implementation shall be contingent on the ECBC taking such further action. This ISR award will settle promptly following vesting.

3.   STOCK AWARDS

Other stock-based grants awarded to you prior to the commencement of Compensation Continuance and still outstanding will continue to vest and/or remain exercisable as set forth below and consistent with the terms and conditions of the LTIP and the relevant award agreement relating to each such award ("LTIP Terms"); provided, however, that for purposes of the foregoing (x) you will be treated as having retired with the consent of the ECBC, under the retirement plans and policies of the Company, on your Retirement Date and (y) in the event that your Compensation Continuance expires either due to your death, or by expiration of its scheduled two-year term, you will continue to vest, no later than the scheduled vesting date(s) set forth below and irrespective of your date of death, in any stock option or other stock- based award that is not yet fully vested as of your Retirement Date (including, without limitation, the 02/07/00 and 01/01/01 NQSOs) provided that, to the extent that the LTIP requires further action by the ECBC to fully implement the provisions of this clause (y) with respect to any particular stock option or other stock-based award, such implementation, with respect to such option or award, shall be contingent on the ECBC taking such further action. Except to the extent otherwise expressly provided in this agreement and subject to the foregoing sentence: each stock option that is, or becomes, vested will remain exercisable for the balance of its maximum stated term; each stock option and other stock-based grant will, once vested, be wholly non-forfeitable; each stock-based grant, other than stock options, will settle promptly following vesting; and each unvested stock option and other unvested stock-based award will become vested on the dates indicated. You will not be eligible for additional stock-based grants during Compensation Continuance.

                          A. Outstanding Stock Options

Award and    Grant Price   Shares          Vesting           Expiration
Grant Date   (split        Remaining       Status              Date
             adjusted)     (split

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                           adjusted)

  NQSO        $36.7032      173,558    fully vested           12/31/05
12/31/97

  NQSO        $46.875        74,382    fully vested           12/31/08
10/12/98

  NQSO        $54.8594      104,440    fully vested           12/31/08
12/07/98

  NQSO        $59.4375        2,852    partially vested;      12/31/06
01/01/99                               100% vested on
                                       01/01/02

  NQSO        $25.8125       21,563    unvested; 100%         12/31/09
11/09/99                               vested on 03/01/03

  NQSO        $21.7812       50,000    unvested; 100%         12/31/09
02/07/00                               vested on 01/01/05

  NQSO        $27.00        100,000    50% vested; 100%       12/31/09
5/18/00                                vested on 01/01/02

  NQSO        $4.75         467,300    unvested; one-third    12/31/10
01/01/01                               vesting on each of
                                       01/01/02, 01/01/03
                                       and 01/01/04

                     B. Other Outstanding Stock-Based Grants

Award and    Shares Remaining        Vesting Status
Grant Date   (split adjusted)

  ISR            10,801         4803 shares vested;
06/16/93                        100% vested on 09/25/03

  ISR            23,652         unvested; 100% vested on
10/

...ISR            25,000         unvested; 100% vested on
10/13/97                        03/01/02

  ISR            15,000         unvested; 100% vested on
05/18/00                        01/01/02

 RESO           125,000         unvested; 100% vested on

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01/01/01                        01/01/02

4.   PROFIT SHARING AND SAVINGS ACCOUNT

As you know, under relevant provisions of Xerox's Profit Sharing and Savings Plan (as from time to time amended in accordance with its terms and together with any successor plan, the "Savings Plan"), you have choices available regarding (x) the continued investment of your Savings Plan account balances and
(y) the time and form of distributions from those accounts. Please refer to "You and Xerox: Wealthwise" for a description. A calculation of your Savings Plan account balances will be completed at the end of your Compensation Continuance period, at which time you will have the opportunity to elect how and when the proceeds will be distributed. The aggregate balance in your Savings Plan accounts as of September 26, 2001 was $132,957.39.

5.   EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

You are a participant in Xerox's Employee Stock Ownership Plan (as from time to time amended in accordance with its terms and together with any successor plan, the "ESOP"). Upon the expiration of the Compensation Continuance period, your ESOP account can be taken as cash, in stock, or rolled over to the Savings Plan in accordance with elections made by you under the ESOP. A determination of your final ESOP benefit will be made at the end of your Compensation Continuance period. The aggregate balance in your ESOP accounts as of September 26, 2001 was
277.371647 shares.

6.   PENSION BENEFITS

Effective on your Retirement Date, you will become a retiree of the Company. As a retiree, you will be entitled to receive pension and survivor benefits determined under Xerox's funded and unfunded Retirement Income Guarantee Plans (as from time to time amended in accordance with their terms and together with any successor plans, the "RIGPs") and Xerox's unfunded Supplemental Executive Retirement Plan (as from time to time amended in accordance with its terms and together with any successor plan, the "SERP"). These benefits will be determined, in the case of the unfunded plans, (A) based on (i) crediting you for service, and participation, for the entire period from the commencement of your employment with the Company on June 16, 1993 through the Retirement Date,
(ii) treating you as a Grandfathered Mid- Career Officer, and (iii) including, for purposes of determining your final average pay, any bonus payable pursuant to Section 8 below, (B) without regard to changes in the plans after the date of this letter that would reduce your benefits thereunder and (C) otherwise on no less favorable a basis than applies generally to retired executives of the Company that are covered by the plans. The foregoing pension and survivor benefits will

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commence on your Retirement Date, and will be paid in monthly installments reflecting, to the extent applicable, any eligible survivor elections you have made in accordance with the applicable plans. Except for amounts paid under the funded RIGP, these pension and survivor benefits are unfunded and are not tax qualified. This means you will be an unsecured general creditor of the Company with respect to the unpaid portion of the benefits. A determination of your benefits will be made at retirement. The Company will, upon your written request, promptly prepare an estimate of your benefits, with back up, at any time prior to your Retirement Date. An illustrative calculation of your benefits, assuming a Retirement Date of January 1, 2004, has recently been supplied to you.

7.   MEDICAL BENEFITS

You will continue to be covered, until the end of the Compensation Continuance period, under all of the Company's welfare benefit plans applying to employees of the Company generally. After the end of the Compensation Continuance period, you and your dependents will receive retiree welfare benefit coverage under Xerox Retiree Flex and other retiree welfare benefit plans (if any) of the Company as in effect from time to time, in each case on no less favorable a basis than other retired senior executives of the Company generally. This program will include, among other things, coordination of benefits if you are covered by more than one plan including Medicare. As you get closer to your Retirement Date, an information package will be sent to you from our medical insurance partner.

8.   BONUS

You are entitled to receive additional cash bonus awards for the year 2001. The portion of your regular cash bonus for 2001 that has not yet been paid to you will be paid to you "at target" in two quarterly payments of $135,000 each no later than the date that corresponding payments are made to other senior executives of the Company. In addition, provided that applicable EPS targets are met, your CEO Challenge Bonus amounts for the third and fourth quarters of 2001 ($67,500 each) will be paid promptly following the public release of the pertinent earnings. You will not be eligible for bonus payments for any year after 2001.

You are also entitled to receive a cash bonus of not less than $500,000 in connection with the Third Party Financings and FX Sale. Any bonus amount in excess of $500,000 which is determined to be recommended by management will be subject to approval by the Executive Compensation and Benefits Committee at its regularly scheduled meeting in February, 2002. The final bonus will be paid to you no later than March 1, 2002.

9.   LIFE INSURANCE

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Your Contributory Life Insurance coverage of $1,500,000 will continue during your Compensation Continuance period. During this period, both you and the Company will continue to share in the cost of premiums according to the original plan agreement. In the event of your death during your Compensation Continuance period, your beneficiaries will, subject to applicable plan provisions, receive the proceeds of your life insurance coverage. As of your Retirement Date, if you agree in writing, the Company will extend the funding of the coverage in accordance with the Modification of Program Benefits issued in 1999.

10.  DEFERRED COMPENSATION PLAN

Your deferred compensation accounts under Xerox's Deferred Compensation Plan for Executives (as from time to time amended in accordance with its terms and together with any successor plan, the "Deferred Compensation Plan") will be paid out following your Retirement Date in the manner, and at the time(s), provided under the Deferred Compensation Plan and your applicable elections (if any). The balance in your Deferred Compensation Plan accounts as of September 26, 2001 was $2,548,509.21, which balance is subject to fluctuation based upon your deferral of additional amounts (if any) into the accounts prior to the Retirement Date and upon hypothetical investment results through the date(s) of distribution. The benefits under the Deferred Compensation Plan are unfunded and are not tax qualified. This means you will be an unsecured general creditor of the Company with respect to the unpaid portion of the benefits.

11.  OTHER ARRANGEMENTS

You will relinquish your position as a Director and Officer of Xerox Corporation and as a director and officer of any of its subsidiaries, effective on December 31, 2001.

You will be paid for any accrued and unused vacation upon commencement of Compensation Continuance. You will not accrue any further vacation during Compensation Continuance or thereafter.

Your company financial counseling and tax preparation programs will be continued through the end of the year 2003 (and will include tax preparation services in 2004 for year 2003).

You will not be entitled to any future Executive Expenses Allowance payments during Compensation Continuance or thereafter.

You will, during Compensation Continuance, be entitled to appropriate office space, and appropriate secretarial assistance, provided at the Company's sole expense at a location reasonably convenient to your current residence in Rowayton.

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You will not be eligible to receive additional long-term incentive awards from the Company during Compensation Continuance.

You will be entitled to your physical under the Company's Executive Physical program for the year 2001, but not thereafter.

You will be treated, during the Compensation Continuance period and through your Retirement Date, as an employee of the Company for purposes of (x) Sections 2 through 7, 9 and 10, and (y) the plans, programs and arrangements referred to therein.

Your entitlements under the Savings Plan, the ESOP and the Deferred Compensation Plan are, and will continue to be, fully vested and not subject to forfeiture in any circumstance (except to the extent, if any, that they are subject to the claims of the Company's creditors). You will remain a participant in the Savings Plan, the ESOP and the Deferred Compensation Plan from the date hereof through the expiration of the Compensation Continuance period, to the same extent as if you had remained an officer and active employee of the Company.

You will also receive, to the extent not inconsistent with this agreement, any other or additional benefits to which you are entitled in accordance with applicable plans, programs and arrangements of the Company or any of its affiliates, including without limitation: reimbursement, in accordance with Company policy, of business expenses incurred while an active employee of the Company; dividends, and/or dividend equivalents, on outstanding stock-based awards and option surrender rights on outstanding options; and benefits in accordance with any agreement or arrangement you may currently have with the Company, or any insurer, relating to indemnification or advancement of legal expenses (including, without limitation, the understanding concerning the Company's payment of the fees and expenses of Wilmer Cutler & Pickering that is set forth in that firm's September 28, 2001 letter to you).

You will be under no obligation to seek other employment, or to become self-employed, following the expiration of your active employment with the Company and there will be no offset against amounts due you, under this agreement or otherwise, on account of any remuneration you may subsequently receive, or on account of any claim that the Company or any of its affiliates may have against you (other than as expressly provided in this agreement).

The Company and its affiliates may withhold from any amounts or benefits payable under this agreement, or otherwise, taxes that are required to be withheld pursuant to any applicable law or regulation.

The provisions of Sections 1, 12, 15 and 16 of this agreement supersede any term in any plan, policy, agreement, award or other arrangement of the

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Company or any of its affiliates relating to non-competition, non- solicitation, non-hire, indemnification, confidentiality, disparagement or other restrictions on conduct following the termination of your active employment with the Company to the extent that such provisions are more favorable to you than such term.

The Company represents and warrants that: it is fully authorized by action of the ECBC (and of any other person or body whose action is required) to enter into this agreement and to perform its obligations under it (including without limitation obligations relating to plans for which the ECBC is the administrator); the execution, delivery and performance of this agreement by it does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which it is a party or by which it is bound; and upon the execution and delivery of this agreement by you, this agreement will be a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

No provision in this agreement may be amended unless such amendment is set forth in a writing that expressly refers to this agreement and that is signed by you and by an authorized (or apparently authorized) officer of the Company. No waiver by any person of any breach of any condition or provision contained in this agreement will be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time. To be effective, any waiver must be set forth in a writing signed by the waiving person and must specifically refer to the condition(s) or provision(s) of this agreement being waived.

Other than the LTIP Terms, in the event of any inconsistency between this agreement and the terms of any plan, program, arrangement, agreement or other document of the Company or any of its affiliates, the terms of this agreement will govern and control.

The headings of the Sections and sub-sections contained in this agreement are for convenience only and will not be deemed to control or affect the meaning or construction of any provision of this agreement.

This agreement will be governed, construed and enforced in accordance with its express terms, and otherwise in accordance with the laws of the State of New York, without regard to conflict of laws principles.

12.  INDEMNITY, ETC.

You will be entitled to prompt indemnification, and prompt advancement of legal and other expenses, with respect to any proceeding or claim (including,

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without limitation, discovery requests, requests for information, and proceedings and claims that are threatened or reasonably anticipated, whether civil, criminal, administrative, investigative or otherwise) arising out of or relating to your service or status as a director, officer, employee, consultant, trustee, representative, or agent of the Company or any of its affiliates (including, without limitation, joint ventures and employee benefit plans) or any position or services undertaken on behalf of, or at the request of, any of the foregoing (collectively, "Covered Proceedings and Claims"), to the fullest extent permitted under the provisions of (i) Sections 721 through 725 of the Business Corporation Law of the State of New York (or any successor thereto), or
(ii) Section 2 of Article VIII of the By- laws of the Company as amended through August 1, 2001 (or any successor thereto). The foregoing indemnification shall include (without limitation) indemnification, to the extent permitted, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys' fees reasonably incurred, judgments, fines, ERISA excise taxes or penalties, amounts paid or to be paid in settlement, and any costs and fees reasonably incurred in enforcing your rights to indemnification or contribution) incurred or suffered by you in connection with a Covered Proceeding or Claim, and such indemnification will continue as to you even though you have ceased to be a director, officer, employee, consultant, trustee, representative or agent of the Company or other entity. The foregoing advancement shall include (without limitation) reimbursement, to the extent permitted, for any and all costs and expenses (including, without limitation, attorneys' fees) incurred by you in connection with any Covered Proceeding or Claim within a reasonable time after receipt by the Company of a written request for such reimbursement and appropriate documentation associated with these costs and expenses. In addition, you will in all cases remain entitled to indemnification, and contribution, to the extent provided by applicable law.

The Company agrees to continue and maintain a directors' and officers' liability insurance policy (or policies) covering you at a level, and on terms and conditions, no less favorable to you than the coverage then provided to the Company's directors and/or senior-level officers generally, until such time as suits against you are no longer permitted by law. Such coverage will include coverage under the Company's directors' and officers' liability insurance policies with Federal Insurance Company, National Union Fire Insurance Company of Pittsburgh P.A., Reliance Insurance Company, Chubb Atlantic Ltd., Gulf Insurance Company and A.C.E. Insurance, Ltd., and any replacement or substitute therefor and any addition thereto.

13.  RELEASE

Prior to your last day of active employment, the Company will provide you with a release in the form attached (the "Release") that has been executed by an authorized officer of the Company. Within seven days thereafter, you will execute and return to the Company such Release and, if you fail to do so, the

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Compensation Continuance provided for in this agreement will not commence. The
Release, once executed and delivered by you, will be deemed a part of this agreement for all purposes. The execution of the Release on behalf of the Company is subject to prior approval by the Board of Directors.

14.  COOPERATION IN LITIGATION

You will, at the Company's reasonable request and sole expense, cooperate fully with the Company and its counsel in any litigation that arises out of or is related to your service with the Company or any of its subsidiaries, or in which you are named as a party. That cooperation will include making yourself available for reasonable periods of time upon reasonable notice for consultation with the Company's counsel in any such litigation and to testify in such litigation. The Company will promptly reimburse you for, or promptly advance to you, all costs and expenses reasonably incurred by you in connection with rendering assistance to the Company under this Section 14, including without limitation fees and disbursements of separate counsel for you if you reasonably determine, on advice of counsel, that you should have separate representation. Such expenses will be reimbursed or advanced promptly after your submission to the Company of statements in such reasonable detail as the Company may reasonably require.

15.  CONFIDENTIAL INFORMATION

You will not at any time disclose confidential or proprietary information of the Company or any of its affiliates ("Confidential Information"). The foregoing prohibition will not apply (a) to any disclosure of Confidential Information in connection with providing services or assistance to or for the benefit of, or at the request of any agent, attorney or other apparently authorized representative of, the Company or any of its affiliates, under Section 1, Section 14 or otherwise, (b) to disclosure required by law or by any court, arbitrator, agency, administrative or legislative body (including any committee thereof), or other person or body with apparent jurisdiction to order you to disclose or make accessible any information, (c) in connection with enforcing this agreement, (d) as to Confidential Information that becomes generally known to the public or within the relevant trade or industry other than through a violation by you of this Section 15, or (e) to disclosure in confidence to an attorney or other professional for the purpose of securing professional advice.

16.  NON-DISPARAGEMENT

You will not intentionally make any public statement to third parties, the public, the press, the media, or any administrative agency that disparages, or is likely to cause injury to, the Company. The Company will use its best reasonable efforts to cause its directors, officers, senior executives and other employees, agents and representatives not to intentionally make any

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public statement to third parties, the public, the press, the media, or any administrative agency that disparages, or is likely to cause injury to, you.

Notwithstanding the foregoing, nothing in this Section 16 shall prevent any person from making truthful public statements (a) in response to incorrect, disparaging or derogatory public statements or (b) to the extent (i) necessary to enforce this agreement or (ii) required by law or by any court, arbitrator, administrative or legislative body (including without limitation any committee thereof), or other person or entity with apparent jurisdiction to order such person to disclose information.

You will be entitled to review and approve any internal announcement, and any press release or other public statement, made in connection with the execution of this agreement, the termination of your active employment, the termination of your service as a director of the Company or your retirement (which approval shall not be unreasonably delayed or withheld).

17.  DISPUTE RESOLUTION

Any claim or dispute arising out of or relating to this agreement or your employment with (or retirement from) the Company will be resolved by confidential arbitration, in New York City, in accordance with the Commercial Arbitration Rules (and not the National Rules for the Resolution of Employment Disputes) of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered and enforced in any court of competent jurisdiction.

18.  SUCCESSORS

You may not transfer any of your rights or obligations under this agreement other than your rights to compensation and benefits, which may be transferred only by will or by operation of law, or as provided under applicable plans, programs or arrangements of the Company or its affiliates.

In the event of your death or a judicial determination of your incompetence, references in this agreement to you shall be deemed, where appropriate, to refer to your beneficiary, estate or other legal representative.

Neither the Company nor any of its affiliates (a "Company Transferor") may assign or transfer any of its rights or obligations under this agreement except that such rights or obligations may be assigned or transferred pursuant to a merger, consolidation or other combination in which the Company Transferor is not the continuing entity, or a sale or liquidation of all or substantially all of the business and assets of the Company Transferor, provided that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company Transferor and such assignee or transferee assumes the liabilities, obligations and duties

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of the Company Transferor under this agreement, either expressly or by operation of law.

At the appropriate time, a representative of the Company will contact you regarding your resignation as a Corporate Officer and as a member of the Company's Board.

Sincerely,


/s/ Paul A. Allaire

Paul A. Allaire

PAA/rls


                                       AGREED AND ACCEPTED


                                         /s/ Barry D. Romeril
                                       Barry D. Romeril


                                       Date: 3 Oct. 2001